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                               THE WMF GROUP, LTD.
                  (dollars in thousands, except per share data)
EXHIBIT 11
                 Statement re computation of per share earnings



                                                      THREE MONTHS                          THREE MONTHS
                                                         ENDED                                  ENDED
                                                     MARCH 31, 1998                        MARCH 31, 1997
                                                    ---------------                       ----------------
                                               NET                     PER SHARE     NET                   PER SHARE
                                             INCOME      SHARES         AMOUNT     INCOME       SHARES       AMOUNT
                                             ------      ------        ---------   ------       ------      ---------
BASIC EPS                                     $ 281       5,076       $   0.06     $  67       4,217       $   0.02

Effect of dilutive securities
Options                                           -         243           (.01)        -           -             -
                                              -----       -----       --------    ------       -----       --------
DILUTED EPS                                   $ 281       5,319       $   0.05     $  67       4,217       $   0.02
                                              -----       -----       --------    ------       -----       --------
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